Exhibit 10.18

REGADO BIOSCIENCES, INC.

December 22, 2008

Ms. Ellen McDonald

Dear Ms. McDonald:

The following amendment to your employment agreement dated November 29, 2008 (the “Agreement”) is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

This letter agreement amends the Agreement by deleting the first sentence in the sixth bullet point and replacing it with the following:

In the even your employment is terminated by the Company (or its subsidiary) without cause (as defined below), (A) you will receive payments equal to the sum of twelve (12) months of salary and the target bonus (less taxes and authorized deductions), to be paid bimonthly in accordance with the Company’s customary payroll practices, commencing sixty (60) days following such termination of employment (the “Severance Payments”), and (B) if you then participate in the Company’s (or its subsidiary’s) medical and/or dental plans and you timely elect to continue and maintain group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Company (or its subsidiary) will pay monthly on your behalf a portion of the cost of such coverage for the twelve (12) months after the date of your termination, which payments will be equal to the amount of the monthly premium for such coverage, less the amount that you would have been required to pay if you had remained an active employee of the Company. Each of the Severance Payments shall be treated as a separate payment for purposes of Code Section 409A.

Your entitlement to Severance Payments under the Agreement continues to be subject to your execution of a separation agreement and general release within the time period specified in the Agreement.

This Agreement is further amended by adding the following paragraph at the end:

This letter agreement is intended to comply with the requirements of Code Section 409A and regulations promulgated thereunder. To the extent that any provision in this letter agreement is ambiguous as to its compliance with Code Section 409A, the provision shall be read in such a manner so that no payments due under this letter agreement shall be subject to an “additional tax” as defined in Code Section 409A(a)(1)(B). In no event may you, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this letter agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Company for purposes of the fifth bullet point hereof unless you would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

Please indicate your acceptance of the amendment to the Agreement by signing this letter where indicated below.

Sincerely,

/s/ Chris Courts
Chris Courts
Vice-President of Finance

ACCEPTED:	/s/ Ellen McDonald	DATE:	12-22-08
Ellen McDonald